EXHIBIT 99.1




[COMPANY LOGO]


For information contact:
Investor Relations: Rick Wadsworth, 519 729 7998 or ir@mdsi.ca
Media Relations: Robin Jones, 604 207 6111 or rjones@mdsi.ca



                                  NEWS RELEASE

                       MDSI RENEWS SHAREHOLDER RIGHTS PLAN



Richmond, B.C. (December 18, 2003) - MDSI Mobile Data Solutions Inc. (NASDAQ:MDSI) (TSX:MMD), the leading provider of mobile workforce management solutions, today announced that its Board of Directors has adopted a new Shareholder Rights Plan to update MDSI's existing Plan. The new Plan is designed to meet current market standards, has a term of 5 years, and is substantially the same as the existing Plan. The new Plan is subject to satisfaction of certain requirements of The Toronto Stock Exchange, including confirmation by the shareholders of MDSI at its 2004 Annual General Meeting.

The objective of the Plan is to provide the Board with sufficient time, in the event of a take-over bid for the common shares of MDSI, to pursue alternatives to maximize shareholder value and ensure fair treatment of all shareholders. The Plan was not adopted in response to, or in anticipation of, any pending or threatened take-over bid for the common shares of MDSI.



About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI's software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

                                      ####

This press release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or developments to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include statements regarding: the objective of the Plan to provide the Board with sufficient time, in the event of a take-over bid for the common shares of MDSI, to pursue alternatives; the expectation that the Plan will allow the Board to pursue alternatives that may maximize shareholder value and ensure fair treatment of all shareholders and other statements that are not based on historical facts. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: the possibility that the Plan may delay or deter a potential a take-over bid or offer; the possibility that reasonable alternatives to a take-over bid or offer may not exist; the risk that the Plan will not be approved by The Toronto Stock Exchange or ratified by shareholders; and other risks and uncertainties which may affect the ability of the Board to maximize shareholder value and ensure fair treatment of all shareholders in the event of a take-over bid or unsolicited offer. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.